As filed with the Securities and Exchange Commission on April 28, 2022

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-3

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REGISTRATION STATEMENT

UNDER

THE SECURITIES EXCHANGE ACT OF 1933

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PermRock Royalty Trust

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1311

(Primary Standard Industrial Classification Code Number)

82-6725102

(I.R.S. Employer Identification No.)

Simmons Bank, Trustee

P.O. Box 470727

Fort Worth, Texas

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron E. Hooper

Simmons Bank, Trustee

P.O. Box 470727

Fort Worth, Texas 76147

(817) 298-5587

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Stephen W. Grant, Jr. Michael A. Freeman Haynes and Boone, LLP 1221 McKinney Street, Suite 4000 Houston, Texas 77010 (713) 547-2000

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated April 28, 2022

PRELIMINARY PROSPECTUS

5,801,675 Trust Units

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This prospectus relates to the offer and resale, from time to time, by Boaz Energy II, LLC (“Boaz Energy” or the “selling unitholder”) and its transferees, pledgees, donees, assignees or other successors (each also a selling unitholder for purposes of this prospectus) of all of the trust units representing beneficial interests in PermRock Royalty Trust (the “trust”) held by the selling unitholder. See “Selling Unitholder.” The trust is registering the offer and sale of the trust units to satisfy registration rights granted by it to the selling unitholder. The trust units may be sold by the selling unitholder from time to time in one or more public or private transactions and at prices related to prevailing market prices, fixed prices or at negotiated prices. The trust will not receive any of the proceeds of any offering.

The trust units are equity securities of the trust and represent undivided beneficial interests in the trust assets. They do not represent any interest in Boaz Energy. Trust unitholders are entitled to receive monthly distributions of cash from the proceeds that the trust receives from Boaz Energy pursuant to a Net Profits Interest (as defined herein) in oil and natural gas properties. The trust’s ability to pay monthly cash distributions will depend on its receipt of net profits attributable to the Net Profits Interest, which will depend upon, among other things, volumes produced, wellhead prices, price differentials, production and development costs, potential reductions or suspensions of production and the amount and timing of trust administrative expenses.

This prospectus provides you with a general description of the trust units that may be offered by the selling unitholder. A prospectus supplement, containing more specific information about an offering and the terms thereof, may also be used by the selling unitholder or its agents. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement.

The trust units may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. Please read “Plan of Distribution.” A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money the selling unitholder will receive from selling the securities being offered, after the expenses of the offering.

Investing in the trust units involves risk. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, before you invest in the trust units. Please read “Risk Factors” on page 3 of this prospectus.

The trust units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PRT.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2022

Certain of the trust’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus. Neither the trust nor Boaz Energy has authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which they have referred you. The trust and Boaz Energy take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

Glossary of Terms

average realized sales price	The average sales price actually received for the sale of oil and natural gas, as distinguished from the NYMEX or other published prices.

Bbl	Barrel (of oil).

Boe	Barrel of oil equivalent.

Btu	A British Thermal Unit, a common unit of energy measurement.

completion	The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

developed oil and natural gas reserves	Reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well. See 17 CFR § 210.4-10(aX6).

development well	A well drilled into a proved oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

differential	The difference between a benchmark price of oil and natural gas, such as the NYMEX crude oil spot, and the wellhead price received.

distributable income	An amount paid to Trust unitholders equal to the net profits income received by the Trust during a given period plus interest, less the expenses and payment of liabilities of the Trust, adjusted by any changes in cash reserves.

estimated future net revenues	Computed by applying current oil and natural gas prices (with consideration of price changes only to the extent provided by contractual arrangements and allowed by federal regulation) to estimated future production of proved oil and natural gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions. See l7 CFR § 210.4-10(c)(4)(A). “Estimated future net revenues” are sometimes referred to in this Annual Report on Form 10-K as “estimated future net cash flows.”

farm-in or farm-out agreement	An agreement under which the owner of a working interest in an oil or natural gas lease typically assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

field	An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GAAP	United States generally accepted accounting principles.

gross acres or wells	The total acres or wells, as the case may be, in which a working interest is owned.

MBbl	One thousand barrels of crude oil or condensate.

MBoe	One thousand barrels of crude oil equivalent.

Mcf	One thousand cubic feet (of natural gas).

MMBoe	One million barrels of crude oil equivalent.

MMBtu	One million Btus.

MMcf	One million cubic feet (of natural gas).

natural gas liquids (NGL)	Those hydrocarbons that are separated from the gas as liquids through the process of absorption, condensation, or other methods in gas processing or cycling plants.

net profits	Gross profits received by Boaz Energy from the sale of production from the Underlying Properties, less applicable costs, as provided in the Conveyance.

net profits income	Net profits multiplied by the net profits percentage of 80%, which is paid to the Trust by Boaz Energy. “Net profits income” is referred to as “royalty income” for tax reporting purposes.

Net Profits Interest	An interest in an oil and natural gas property measured by net profits from the sale of production, rather than a specific portion of production. An 80% net profits interest was conveyed to the Trust entitling the Trust to receive 80% of the net profits from the Underlying Properties.

net acres or net wells	The sum of the fractional working interests owned by a given operator in gross acres or wells, as the case may be.

NGL	Natural gas liquids.

non-operated	Working interests which are part of the Underlying Properties but are not operated by Boaz Energy.

NYMEX	The New York Mercantile Exchange is a commodity futures exchange that quotes prices for transactions which are the prices paid for various commodities, including oil and natural gas, throughout the world.

plugging of abandoned wells	Activities to remove production equipment and seal off a well at the end of a well's economic life.

proved developed reserves	Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

proved reserves	Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons, as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil, elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

proved undeveloped reserves (PUDs)	Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

PV-10	The present value of estimated future net revenues using a discount rate of 10% per annum.

reasonable certainty	(i) If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered or (ii) if probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. See 17 CFR § 210.4-10(a)(24).

recompletion	The completion for production of an existing well bore in another formation from which that well has been previously completed.

reservoir	A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

secondary recovery	The second stage of hydrocarbon production during which an external fluid such as water or gas is injected into the reservoir through injection wells located in rock that has fluid communication with production wells. The purpose of secondary recovery is to maintain reservoir pressure and to displace hydrocarbons toward the wellbore. The most common secondary recovery techniques are gas injection and waterflooding.

Tcf	One trillion cubic feet of natural gas.

Trust units	Trust units representing beneficial interests in the Trust.

Underlying Properties	The interest in certain oil and natural gas properties from which the Net Profits Interest was conveyed by Boaz Energy. The Underlying Properties include working interests in oil and natural gas producing properties located in the Permian Basin in Texas.

waterflood	A method of secondary recovery in which water is injected into the reservoir formation to displace residual oil. The water from injection wells physically sweeps the displaced oil to adjacent production wells.

working interest	An operating interest in an oil and natural gas property that provides the owner a specified share of production that is subject to all production expense and development costs.

workover	Operations on a producing well to restore or increase production.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the trust has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by Boaz Energy as the selling unitholder. Each time Boaz Energy sells securities, it may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Additional information, including the trust’s financial statements and the notes thereto, is incorporated in this prospectus by reference to the trust’s reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the section captioned “Risk Factors,” and the trust’s SEC reports in their entirety before investing in the trust units.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to the “trust,” “we,” “us” or “our” are to PermRock Royalty Trust.

THE TRUST

PermRock Royalty Trust is a Delaware statutory trust formed on November 22, 2017 under the Delaware Statutory Trust Act pursuant to a trust agreement dated November 22, 2017, as amended and restated on May 4, 2018, by and among Boaz Energy, as trustor, Simmons Bank, as trustee (the “trustee”), and Wilmington Trust, National Association, as Delaware trustee (the “Delaware trustee”) (such amended and restated trust agreement, as amended to date, the “trust agreement”). The principal offices of the trustee are located at P.O. Box 470727, Fort Worth, Texas 76147, and its telephone number is (855) 588-7839. The affairs of the trust are managed by Simmons Bank, as Trustee. Boaz Energy has no ability to manage the operations of the trust, and, to the fullest extent permitted by law, does not owe any fiduciary duties or liabilities to the trust or the trust unitholders. In addition, Wilmington Trust, National Association is the Delaware trustee of the trust. The Delaware Trustee has only minimal rights and duties as are necessary to satisfy the requirements of the Delaware Statutory Trust Act.

The trust was created to acquire and hold a net profits interest (the “Net Profits Interest”) representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain Permian Basin oil and natural gas leasehold acreage (the “Underlying Properties”) for the benefit of the trust unitholders pursuant to the trust agreement.

The Underlying Properties consist of long-life reserves in mature, conventional oil fields with established decline curves. As of December 31, 2021, the Underlying Properties had proved reserves of 7.6 MMBoe and 60% of the volumes and 62% of PV-10 value were attributable to proved developed reserves. Approximately 92% of the 7.6 MMBoe of proved reserves, based on PV-10 value, were operated by Boaz Energy. The following table summarizes estimated proved reserve quantities and PV-10 attributable to the Trust as of December 31, 2021:

	Trust Net Profits Interest
	Oil	Natural Gas(1)	Total(2)	PV-10(3)(4)
	(MBbls)	(MMcf)	(MBoe)	(in thousands)
Proved Developed	1,659.1	1,906.6	1,976.8	65,334.4
Proved Undeveloped	1,296.4	662.0	1,406.7	40,278.4
Total Proved	2,955.5	2,568.6	3,383.5	105,613.2

(1)	Reserves for natural gas liquids are included as a component of natural gas reserves.

(2)	Boe represents an approximate energy equivalent basis such that one Bbl of crude oil equals approximately six Mcf of natural gas. However, the value of oil and natural gas fluctuate and the value of reserve volumes of oil and natural gas are often substantially different than the amount implied by the Boe ratio.

(3)	PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved crude oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash inflows using the twelve-month unweighted arithmetic average of the first-day-of-the-month commodity prices, after adjustment for differentials in location and quality, for each of the preceding twelve months. PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. No difference exists between PV-10 and the standardized measure of discounted future net cash flows for the Net Profits Interest. An estimate of PV-10 is provided because it provides useful information to investors as it is widely used by professional analysts and sophisticated investors when evaluating oil and gas companies. PV-10 is considered relevant and useful for evaluating the relative monetary significance of oil and natural gas reserves. PV-10 and the standardized measure of discounted future net cash flows are not intended to represent the current market value of the estimated reserves of the Underlying Properties.

(4)	For 2021, $3.598 per MMBtu of natural gas and $66.56 per Bbl of oil were used in determining future net revenue.

The Net Profits Interest is passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the Underlying Properties. The trust agreement provides that the trust’s business activities are limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance agreement relating to the Net Profits Interest (the “conveyance”). As a result, the trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise to engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.

The trust is required to make monthly cash distributions of substantially all of its monthly cash receipts, after deduction of fees and expenses for the administration of the trust and any cash reserves, to holders of its trust units as of the applicable record date on or before the 10th business day after the record date. The record date will generally be the last business day of each calendar month. The trust is not subject to any pre-set termination provisions based on a maximum volume of oil or natural gas to be produced or the passage of time. For a description of the trust agreement and the trust units, please read “Description of the Trust Agreement” and “Description of the Trust Units.”

RISK FACTORS

An investment in the trust units involves risk. You should carefully consider and evaluate the risks and uncertainties included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those described in “Part I—Item 1A. Risk Factors” of the trust’s Form 10-K for the year ended December 31, 2021 (the “annual report”), as updated by the additional risks and uncertainties set forth in other filings that the trust makes with the SEC. In addition, you should also carefully read all of the other information included in this prospectus and the documents the trust has incorporated by reference into this prospectus in evaluating an investment in the trust units. If any of the described risks actually were to occur, the trust’s business, financial condition or results of operations could be affected materially and adversely. In that case, we might not be able to pay distributions to our unitholders, the trading price of the trust units could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the future operations of the trust are forward-looking statements. Such forward-looking statements may be or may concern, among other things, Boaz Energy’s and the trustee’s expectations, beliefs and plans regarding: (i) Boaz Energy’s capital expenditure budget and anticipated expenditures, including waterflood projects and workovers; (ii) Boaz Energy’s 2022 outlook, including expansion of waterflood operations in the Permian Platform, Clearfork and Abo areas and participating in non-operated drilling in the Permian Platform;(iii) Boaz Energy’s plan to drill operated wells in the Permian Clearfork and Permian Platform areas; (iv) estimated capital required for 2022 operations; (v) amount and timing of cash reserves by the trustee; (vi) drilling activity; (vii) estimated present value of future cash flows; (viii) characteristics of the Underlying Properties, including estimates regarding oil and gas reserves; (ix) the impact of a loss of any major customers; (vi) reliance on third parties for facilities and services; (x) the ability of Boaz Energy’s insurance coverage to cover certain claims; (xi) burdens and obligations affecting the Underlying Properties and their impact on the Underlying Properties and Net Profits Interest; (xii) the quality of Boaz Energy’s title to the Underlying Properties; (xiii) the impact of litigation on the trust and regulatory matters; (xiv) the tax treatment of the Net Profits Interest; (xv) the treatment of the Net Profits Interest in the event of Boaz Energy’s bankruptcy; (xvi) distributions to trust unitholders, including in the event of contingencies; and (xvii) future cash retentions from distributions. Such forward-looking statements generally are accompanied by words such as “may,” “will,” “estimate,” “expect,” “predict,” “project,” “anticipate,” “goal,” “should,” “assume,” “believe,” “plan,” “intend,” or other words that convey the uncertainty of future events or outcomes. Such statements are based on certain assumptions of the trustee, and certain assumptions of information provided to the trust by Boaz Energy, the owner of the Underlying Properties; are based on an assessment of, and are subject to, a variety of factors deemed relevant by the trustee and Boaz Energy; and involve risks and uncertainties. The following important factors, in addition to those discussed elsewhere in this prospectus or the documents incorporated by reference herein, could affect the future results of the energy industry in general, and Boaz Energy and the trust in particular, and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the effect of changes in commodity prices or alternative fuel prices;
•	the effect of public health concerns such as the coronavirus disease (COVID-19) and any government response thereto;
•	political and economic conditions in or affecting other oil and natural gas producing regions or countries;
•	uncertainties in estimating production and oil and natural gas reserves of the Underlying Properties;
•	risks associated with the drilling and operation of oil and natural gas wells;
•	the cost of developing the Underlying Properties;
•	the ability to maintain anticipated production levels;
•	the amount of future direct operating expenses, development expenses and other capital expenditures;
•	availability and terms of capital to fund capital expenditures;
•	risks associated with Boaz Energy and its ability to transfer operation of the Underlying Properties to third parties without the approval of trust unitholders;
•	the performance of such third parties contracted by Boaz Energy and their ability or willingness to provide sufficient facilities and services to Boaz Energy on commercially reasonable terms;

•	the effect of existing and future laws and regulatory actions;
•	risks associated with derivative instruments, such as lower than expected production volumes, default of counterparties, and increases in price differentials;
•	the actions of the Organizations of Petroleum Exporting Countries (“OPEC”);
•	conditions in the capital markets;
•	competition from others in the energy industry;
•	uncertainty in whether development projects will be pursued;
•	severe or unseasonable weather that may adversely affect production;
•	adequacy of Boaz Energy’s insurance coverage;
•	costs to comply with current and future governmental regulation of the oil and natural gas industry, including environmental, health and safety laws and regulations, and regulations with respect to hydraulic fracturing and the disposal of produced water;
•	the effect of existing and future laws and regulatory actions, including real estate, bankruptcy and tax legislation and the ability to accurately interpret the impact of such laws;
•	general economic conditions affecting the Permian Basin;
•	risks associated with title deficiencies that may arise with respect to the Underlying Properties and Boaz Energy’s ability to cure any such defects;
•	actions by Boaz Energy, including those that result in conflicts of interest, that adversely affect the trust;
•	the ability to successfully estimate the impact of litigation matters, and certain accounting and tax matters;
•	the cost of inflation; and
•	certain other factors discussed elsewhere in this prospectus or in our annual report.

You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

This prospectus describes other important factors that could cause actual results to differ materially from expectations of the trust, including under the heading “Risk Factors.” All written and oral forward-looking statements attributable to Boaz Energy, the trust or persons acting on behalf of the trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS

The selling unitholder is offering all of the trust units to be sold pursuant to this prospectus. Accordingly, the trust will not receive any of the proceeds received from the sale of the trust units. The selling unitholder intends to use the proceeds received from the sale of the trust units for its general company purposes.

The selling unitholder will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the selling unitholder as the seller of the trust units.

DESCRIPTION OF THE TRUST AGREEMENT

The following information and the information included under “Description of the Trust Units” summarize the material information contained in the trust agreement and the conveyance. For more detailed provisions concerning the trust and the conveyance, you should read the trust agreement and the conveyance, which are filed as exhibits to the trust’s Current Report on Form 8-K filed with the SEC on May 8, 2018. See “Where You Can Find More Information.”

Creation and Organization of the Trust

The trust was created under Delaware law to acquire and hold the Net Profits Interest for the benefit of the trust unitholders pursuant to an agreement among Boaz Energy, the trustee and the Delaware trustee. The Net Profits Interest is passive in nature and neither the trust nor the trustee has any control over or responsibility for costs relating to the operation of the Underlying Properties. Except as described below under “—Fees and Expenses of the Trust”, neither Boaz Energy nor any third party operator of the Underlying Properties has any contractual commitment to the trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of the Underlying Properties.

The trust agreement provides that the trust’s business activities will be limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance related to the Net Profits Interest. As a result, the trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.

The beneficial interest in the trust is divided into 12,165,732 trust units. Each of the trust units represents an equal undivided beneficial interest in the assets of the trust. You will find additional information concerning the trust units in “Description of the Trust Units.”

The affairs of the trust are managed by the trustee. Boaz Energy has no ability to manage the operations of the trust and, to the fullest extent permitted by law, does not owe any fiduciary duties or liabilities to the trust or the unitholders. Likewise, the trust has no ability to manage or influence the operation of Boaz Energy.

Assets of the Trust

The assets of the trust consist of the Net Profits Interest and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

Duties and Powers of the Trustee

The duties of the trustee are specified in the trust agreement and by the laws of the state of Delaware, except as modified by the trust agreement. The trustee’s principal duties consist of:

•	collecting cash attributable to the Net Profits Interest;

•	paying expenses, charges and obligations of the trust from the trust’s assets;

•	distributing distributable cash to the trust unitholders;

•	causing to be prepared and distributed a tax information report for each trust unitholder and causing tax returns on behalf of the trust to be prepared and filed;

•	causing to be prepared and filed reports required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading;

•	causing to be prepared and filed a reserve report by or for the trust by independent reserve engineers as of December 31 of each year in accordance with criteria established by the SEC (the “annual reserve report”);

•	establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

•	enforcing the rights under certain agreements entered into in connection with the trust’s initial public offering; and

•	taking any action it deems necessary, desirable or advisable to best achieve the purposes of the trust.

In connection with the formation of the trust, the trust entered into several agreements with Boaz Energy that impose obligations upon Boaz Energy that are enforceable by the trustee on behalf of the trust, including a conveyance and a registration rights agreement. The trustee has the power and authority under the trust agreement to enforce these agreements on behalf of the trust. Additionally, the trustee may from time to time supplement or amend the conveyance and the registration rights agreement to which the trust is a party without the approval of trust unitholders under the same circumstances described below as are applicable to the trust agreement. See “—Amendments to the Trust Agreement and Other Agreements.”

If the trustee determines that the cash on hand and the cash to be received in respect of the Net Profits Interest are, or will be, insufficient to cover the trust’s liabilities, the trustee may cause the trust to borrow funds to pay liabilities of the trust. The trustee may cause the trust to borrow the funds from any person, including itself or its affiliates. The trustee may also cause the trust to mortgage its assets to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as trustee or Delaware trustee or an affiliate thereof, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity will be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as trustee or Delaware trustee. If the trustee causes the trust to borrow funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

Each month, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the Net Profits Interest. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

•	interest-bearing obligations of the United States government;

•	money market funds that invest only in United States government securities;

•	repurchase agreements secured by interest-bearing obligations of the United States government;

•	bank certificates of deposit;

•	other interest bearing accounts in FDIC-insured or national banks, including the trustee, so long as the entire amount in such accounts is at all times fully insured by the Federal Deposit Insurance Corporation; or

•	the SEI SDIT Treasury II Fund, the Goldman Sachs Financial SquareSM Funds, and other similar funds commonly used by trust departments.

Alternatively, cash held for distribution at the next distribution date may be held in a non-interest-bearing account.

The trust may not acquire any asset except the Net Profits Interest, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

Mergers, Consolidations, Conversions, Asset Sales

The trust may merge or consolidate with or convert into one or more limited partnerships, general partnerships, corporations, statutory trusts, common law trusts, limited liability companies, associations or unincorporated businesses if such transaction is agreed to by the trustee and by the affirmative vote of the holders of a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.

Boaz Energy may cause the trustee to (i) sell all or any part of the trust estate, including all or any portion of the Net Profits Interest or (ii) release any portion of the Net Profits Interest in connection with the sale, free from and unburdened by the Net Profits Interest, by Boaz Energy and/or its affiliates of a divided or undivided portion of their interests in the Underlying Properties, if approved by trust unitholders holding at least 75% of the outstanding trust units, provided that, after December 31, 2022, such a sale or release shall require approval of a majority of the outstanding trust units if Boaz Energy and its affiliates own less than 25% of the outstanding trust units. The net proceeds of any such sale or the consideration received in respect of such release, as applicable, shall be distributed to the trust unitholders in the manner approved by the trust unitholders at such meeting.

In addition, Boaz Energy may, without the consent of the trust unitholders, require the trust to release the Net Profits Interest associated with any interest in the Underlying Properties that accounted for no more than 1.0% of the total production from the Underlying Properties in the prior 12 months, provided that Boaz Energy may not require the release during any 365-day period of portions of the Net Profits Interest having an aggregate fair value to the trust of greater than $500,000. These releases will be made only in connection with a sale by Boaz Energy of the relevant Underlying Properties and the trust will receive an amount equal to the fair value (net of sales costs) of the Net Profits Interest released. Boaz Energy has not identified for sale any of the Underlying Properties.

Upon dissolution of the trust, the trustee must sell the Net Profits Interest. No trust unitholder approval is required in this event.

The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee has the right to purchase them on behalf of the trust and to borrow funds to make that purchase.

As required by the NYSE, the trustee maintains a website for filings made by the trust with the SEC.

Amendments to the Trust Agreement and Other Agreements

Amendment of the trust agreement requires the affirmative vote of the holders of at least 75% of the outstanding trust units (except with respect to certain matters described below). However, no amendment may:

•	increase the power of the trustee or the Delaware trustee to engage in business or investment activities; or

•	alter the rights of the trust unitholders as among themselves.

In addition, certain sections of the trust agreement cannot be amended without the consent of Boaz Energy.

Certain amendments to the trust agreement and the other agreements with Boaz Energy to which the trust is a party do not require the vote of the trust unitholders. The trustee and, with respect to the trust agreement, the Delaware trustee, may, without approval of the trust unitholders, from time to time supplement or amend the trust agreement and such other agreements, (i) if such supplement or amendment does not have a material adverse effect on the trust unitholders, (ii) in order to comply with changes in applicable law, or (iii) to effect the intent expressed in the registration statement on Form S-1 (Registration No. 333-224191) filed by Boaz Energy and the trust with the SEC under the Securities Act in connection with the trust’s initial public offering or the prospectus included therein.

The trustee may agree to modifications of the terms of the conveyance or to settle disputes involving the conveyance without the consent of any trust unitholder. Notwithstanding the foregoing, the trustee shall not supplement or amend the conveyance if such supplement or amendment would change the character of the Net Profits Interest in such a way that the Net Profits Interest becomes a working interest or that the trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes.

Fees and Expenses of the Trust

Because the trust does not conduct an active business and the trustee has little power to incur obligations, it is expected that the trust will only incur liabilities for routine administrative expenses, such as the trustee’s fees, accounting, engineering, legal, tax advisory and other professional fees and other fees and expenses applicable to public companies. The trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual, quarterly and monthly reports to trust unitholders, tax return and Form 1099 preparation and distribution, NYSE listing fees, independent auditor fees and registrar and transfer agent fees. Boaz Energy provides certain administrative services to the trust pursuant to the trust agreement, but does not receive any compensation for the services.

The trustee is authorized to retain cash from the distributions the trust receives (i) in an amount not to exceed $1.0 million at any one time to be used by the trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due and (ii) in such amounts as the trustee in its discretion deems appropriate to pay for future liabilities of the trust. Boaz Energy provided the trust with a $1.0 million letter of credit that could have been used by the trust in the event that its cash on hand (including available cash reserves) was not sufficient to pay ordinary course administrative expenses as they become due. The trustee was required to retain cash from distributions in such amount as the trustee determines but not less than $25,000 per month or more than $100,000 per month until the administrative expense reserve described in clause (i) equaled or exceeded $1.0 million, at which time the trustee was required to release the letter of credit. On May 2, 2020, the letter of credit expired as the trustee had retained a total of $1,000,000 in such reserve.

Further, Boaz Energy may loan funds to the trust to pay administrative expenses. If Boaz Energy loans funds to the trust, no further distributions will be made to trust unitholders (except in respect of any previously determined monthly cash distribution amount) until such amounts borrowed are repaid. Any loan made by Boaz Energy will be on an unsecured basis, and the terms of such loan will be substantially the same as those which would be obtained in an arm’s-length transaction between Boaz Energy and an unaffiliated third party.

Fiduciary Responsibility and Liability of the Trustee

The trustee may not make business or investment decisions affecting the assets of the trust except to the extent it enforces its rights under the conveyance related to the Net Profits Interest described above under “— Duties and Powers of the Trustee.” Therefore, substantially all of the trustee’s functions under the trust agreement are ministerial in nature. See “—Duties and Powers of the Trustee” above. The trust agreement, however, provides that the trustee may:

•	charge for its services as trustee;

•	retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the trustee to the extent permitted by law);

•	lend funds at commercial rates to the trust to pay the trust’s expenses; and

•	seek reimbursement from the trust for its out-of-pocket expenses.

In discharging its duty to trust unitholders, the trustee may act in its discretion and will be liable to the trust unitholders only for its own fraud, gross negligence or willful misconduct. The trustee will not be liable for any act or omission of its agents or employees unless the trustee acted with fraud, gross negligence or willful misconduct in their selection, retention or supervision. The trustee will be indemnified individually or as the trustee for any liability or cost that it incurs in the administration of the trust, except in cases of fraud, gross negligence or willful misconduct. The trustee will have a lien on the assets of the trust as security for this indemnification and its compensation earned as trustee. Trust unitholders are not liable to the trustee for any indemnification. See “Description of the Trust Units—Liability of Trust Unitholders.”

The trustee may consult with counsel, accountants, tax advisors, geologists, engineers and other parties the trustee believes to be qualified as experts on the matters for which advice is sought. The trustee will be protected in relying or reasonably acting upon the opinion of the expert.

Except as expressly set forth in the trust agreement, neither Boaz Energy, the trustee, the Delaware trustee nor the other indemnified parties have any duties or liabilities, including fiduciary duties, to the trust or any trust unitholder. The provisions of the trust agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties of these persons otherwise existing at law or in equity, have been agreed by the trust unitholders to replace such other duties and liabilities of these persons to the fullest extent permitted by law.

Duration of the Trust; Sale of the Net Profits Interest

The trust will dissolve upon the earliest to occur of the following:

•	the trust, upon the approval of the holders of at least 75% of the outstanding trust units, sells the Net Profits Interest;

•	the annual cash available for distribution to the trust is less than $2 million for each of any two consecutive years;

•	the holders of at least 75% of the outstanding trust units vote in favor of dissolution; or

•	the trust is judicially dissolved.

The trustee would then sell all of the trust’s assets, either by private sale or public auction, and, after payment or the making of reasonable provision for payment of all claims and obligations of the trust, distribute the net proceeds of the sale to the trust unitholders.

Dispute Resolution

Any dispute, controversy or claim that may arise between Boaz Energy and the trustee relating to the trust will be submitted to binding arbitration before a tribunal of three arbitrators. This arbitration provision does not apply to claims that the trust unitholders may have under federal securities laws.

Compensation of the Trustee and the Delaware Trustee

The trustee’s and the Delaware trustee’s annual compensation is paid out of the trust’s assets.

Miscellaneous

The principal offices of the trustee are located at P.O. Box 470727 Fort Worth, Texas 76147, and its telephone number is (855) 588-7839.

The Delaware trustee and the trustee may resign at any time or be removed with or without cause at any time by the affirmative vote of not less than a majority of the trust units present in person or by proxy at a meeting of such holders where a quorum is present. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware trustee, and $100,000,000, in the case of the trustee.

In the event of the resignation or removal of the Delaware trustee or the trustee, (i) with respect to the Delaware trustee, the trustee may appoint a successor Delaware trustee, or (ii) with respect to either the Delaware trustee or the trustee, the trust unitholders represented at a meeting held in accordance with the terms of the trust agreement, may appoint a successor trustee. Nominees for appointment may be made by (i) Boaz Energy, (ii) the resigned, resigning or removed trustee or (iii) any trust unitholder or trust unitholders owning of record at least 10% of the then outstanding trust units.

In the event that a new trustee has not been approved within 60 days after a notice of resignation, a vote of trust unitholders removing a trustee or other occurrence of a vacancy, a successor trustee may be appointed by any state or federal District Court having jurisdiction in New Castle County, Delaware, upon the application of any trust unitholder owning of record at least 10% of the then outstanding trust units, Boaz Energy or the entity tendering its resignation or being removed as trustee filed with such court. In the event any such application is filed, such court may appoint a temporary trustee at any time after such application is filed, which shall, pending the final appointment of a trustee, have such powers and duties as the court appointing such temporary trustee shall provide in its order of appointment, consistent with the provisions of the trust agreement.

DESCRIPTION OF THE TRUST UNITS

Each trust unit is a unit of beneficial interest in the trust assets and is entitled to receive cash distributions from the trust on a pro rata basis. Each trust unitholder has the same rights regarding each of his or her trust units as every other trust unitholder has regarding his or her units. The trust units are in book-entry form only and are not represented by certificates. The trust had 12,165,732 trust units outstanding as of March 31, 2022.

Distributions and Income Computations

Each month, the trustee determines the amount of funds available for distribution to the trust unitholders. Available funds are the excess cash, if any, received by the trust from the Net Profits Interest and other sources (such as interest earned on any amounts reserved by the trustee) that month, over the trust’s liabilities for that month. Available funds are reduced by any cash the trustee decides to hold as a reserve against future liabilities. The holders of trust units as of the applicable record date (generally the last business day of each calendar month) are entitled to monthly distributions payable on or before the 10th business day after the record date.

Unless otherwise advised by counsel or the Internal Revenue Service (“IRS”), the trustee will treat the income and expenses of the trust for each month as belonging to the trust unitholders of record on the monthly record date. Trust unitholders generally recognize income and expenses for tax purposes in the month the trust receives or pays those amounts, rather than in the month the trust distributes the cash to which such income or expenses (as applicable) relate. Minor variances may occur. For example, the trustee could establish a reserve in one month that would not result in a tax deduction until a later month. See “U.S. Federal Income Tax Considerations.”

Transfer of Trust Units

Trust unitholders may transfer their trust units in accordance with the trust agreement. The trustee will not require either the transferor or transferee to pay a service charge for any transfer of a trust unit. The trustee may require payment of any tax or other governmental charge imposed for a transfer. The trustee may treat the owner of any trust unit as shown by its records as the owner of the trust unit. The trustee will not be considered to know about any claim or demand on a trust unit by any party except the record owner. A person who acquires a trust unit after any monthly record date will not be entitled to the distribution relating to that monthly record date.

Periodic Reports

The trustee files all required trust federal and state income tax and information returns. The trustee prepares and mails or otherwise makes available to trust unitholders annual reports that trust unitholders need to correctly report their share of the income and deductions of the trust. The trustee also causes to be prepared and filed reports that are required to be filed under the Exchange Act, and by the rules of any securities exchange or quotation system on which the trust units are listed or admitted to trading, and also causes the trust to comply with the provisions of Sarbanes-Oxley, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof.

Each trust unitholder and his or her representatives may examine, for any proper purpose, during reasonable business hours, the records of the trust and the trustee, subject to such restrictions as are set forth in the trust agreement.

Liability of Trust Unitholders

Under the Delaware Statutory Trust Act, trust unitholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

Voting Rights of Trust Unitholders

The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. The trust is responsible for all costs associated with calling a meeting of trust unitholders, unless (i) such meeting is called by the trust unitholders in which case the trust unitholders are responsible for all costs associated with calling such meeting of trust unitholders or (ii) such meeting is called for the purpose of approving the sale or release of the Net Profits Interest at Boaz Energy’s request as described below, in which case the trust will be responsible for 80% of all costs associated with calling such meeting of trust unitholders and Boaz Energy will be responsible for 20% of such costs. Meetings must be held in such location as is designated by the trustee in the notice of such meeting. The trustee must send notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned. Abstentions and broker non-votes shall not be deemed to be a vote cast.

Unless otherwise required by the trust agreement, a matter may be approved or disapproved by the affirmative vote of a majority of the trust units present in person or by proxy at a meeting where there is a quorum. This is true even if a majority of the total trust units did not approve it. The affirmative vote of the holders of at least 75% of the outstanding trust units is required to:

•	dissolve the trust; or

•	amend the trust agreement (except as described under “Description of the Trust Agreement—Amendments to the Trust Agreement and Other Agreements”).

Certain amendments to the trust agreement may be made by the trustee without approval of the trust unitholders. See “Description of the Trust Agreement— Amendments to the Trust Agreement and Other Agreements.”

Boaz Energy may cause the trustee to (i) sell all or any part of the trust estate, including all or any portion of the Net Profits Interest or (ii) release any portion of the Net Profits Interest in connection with the sale, free from and unburdened by the Net Profits Interest, by Boaz Energy and/or its affiliates of a divided or undivided portion of their interests in the Underlying Properties, if approved by trust unitholders holding at least 75% of the outstanding trust units, provided that, after December 31, 2022, such a sale or release shall require approval of a majority of the outstanding trust units if Boaz Energy and its affiliates own less than 25% of the outstanding trust units. The net proceeds of any such sale or the consideration received in respect of such release, as applicable, shall be distributed to the trust unitholders in the manner approved by the trust unitholders at such meeting.

In addition, Boaz Energy may, without the consent of the trust unitholders, require the trust to release the Net Profits Interest associated with any interest in the Underlying Properties that accounted for no more than 1.0% of the total production from the Underlying Properties in the prior 12 months, provided that Boaz Energy may not require the release during any 365-day period of portions of the Net Profits Interest having an aggregate fair value to the trust of greater than $500,000.

Comparison of Trust Units and Common Stock

Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

You should also be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.

	Trust Units	Common Stock
Voting	The trust agreement provides voting rights to trust unitholders to remove and replace the trustee and to approve or disapprove amendments to the trust agreement and certain major trust transactions.	Unless otherwise provided in the certificate of incorporation, the corporate statutes provide voting rights to stockholders to elect directors and to approve or disapprove amendments to the certificate of incorporation and certain major corporate transactions.

Income Tax	The trust is not subject to income tax; trust unitholders are subject to income tax on their pro rata share of trust income, gain, loss and deduction.	Corporations are taxed on their income and their stockholders are generally taxed on dividends.

Distributions	Substantially all of the cash receipts of the trust are required to be distributed to trust unitholders.	Unless otherwise provided in the certificate of incorporation, stockholders are entitled to receive dividends solely at the discretion of the board of directors.

Business and Assets	The business of the trust is limited to specific assets with a finite economic life.	Unless otherwise provided in the certificate of incorporation, a corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.

Fiduciary Duties	The trust agreement generally eliminated state law fiduciary duties to the fullest extent permitted by law and provides that the trustee shall not be liable to the trust unitholders for any of its acts or omissions absent its own fraud, gross negligence or willful misconduct.	Officers and directors have a fiduciary duty of loyalty to the corporation and its stockholders and a duty to exercise due care in the management and administration of a corporation’s affairs.

Governance and Management	The trust has no employees, board of directors or audit committee. The affairs of the trust are managed by the trustee. The sponsor has no ability to manage the administration of the trust and will not owe any fiduciary duties or liabilities to the trust or the unitholders. Similarly, the trust and the trustee have no control over or responsibility for costs related to the operation of the Underlying Properties.	A corporation has employees, a board of directors and often an audit committee. The affairs of a corporation are managed by the directors and officers, who owe fiduciary duties to the corporation.

Registration Rights

On May 4, 2018, the trust and Boaz Energy entered into a registration rights agreement in connection with Boaz Energy’s contribution to the trust of the Net Profits Interest. In the registration rights agreement, the trust agreed, for the benefit of Boaz Energy and its affiliates, including NGP Energy Capital Management, and their respective transferees (the “holders”), to register the trust units they hold.

The holders have the right to require the trust to file no more than five registration statements in aggregate.

In connection with the preparation and filing of any registration statement, Boaz Energy will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust. Any underwriting discounts and commissions will be borne by the seller of the trust units.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective trust unitholders and, unless otherwise noted, expresses the opinion of Haynes and Boone, LLP insofar as it relates to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Subsequent changes in such authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below.

The following discussion does not address all U.S. federal income tax matters affecting the trust or trust unitholders and is limited to trust unitholders who hold the trust units as “capital assets” (generally, property held for investment). All references to “trust unitholders” (including U.S. trust unitholders and non-U.S. trust unitholders, in each case, as defined below) are to beneficial owners of the trust units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state (except as provided in the limited summary below under “State Tax Considerations”), local or non-U.S. jurisdiction. Moreover, the discussion has only limited application to trust unitholders subject to special tax treatment such as, without limitation: banks, insurance companies or other financial institutions; trust unitholders subject to the alternative minimum tax; tax-exempt organizations; dealers in securities or commodities; regulated investment companies; real estate investment trusts; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; non-U.S. trust unitholders that are “controlled foreign corporations” or “passive foreign investment companies”; persons that are S-corporations, partnerships or other pass-through entities; persons that at any time own more than 5% of the aggregate fair market value of the trust units; expatriates and certain former citizens or long-term residents of the United States; U.S. trust unitholders whose functional currency is not the U.S. dollar; persons who hold the trust units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or persons deemed to sell the trust units under the constructive sale provisions of the Code.

Prospective investors are urged to consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in trust units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.

As used herein, the term “U.S. trust unitholder” means a beneficial owner of trust units that for U.S. federal income tax purposes is:

•	an individual who is a citizen of the United States or a resident thereof for U.S. federal income tax purposes;

•	a corporation, or an entity treated as a corporation, that was created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons that have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. trust unitholder” means any beneficial owner of a trust unit that is not a U.S. trust unitholder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of trust units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning, and disposing of trust units.

Classification and Taxation of the Trust

In the opinion of Haynes and Boone, LLP, based on the provisions of the Code and Treasury Regulations applicable to grantor trusts, for U.S. federal income tax purposes, the trust will be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the trust will not be subject to tax at the trust level. Rather, the grantors, who in this case are the trust unitholders, will be considered to own the trust’s assets and receive the trust’s income and will be directly taxable thereon as though no trust were in existence.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax treatment of the trust, including a ruling as to the status of the trust as a grantor trust or as a partnership for U.S. federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of U.S. federal income tax consequences would be sustained by a court if contested by the IRS.

The remainder of the discussion below assumes that the trust will be classified as a grantor trust for U.S. federal income tax purposes.

Reporting Requirements for Widely-Held Fixed Investment Trusts

Under Treasury Regulations, the trust is classified as a widely-held fixed investment trust. Those Treasury Regulations require the sharing of tax information among trustees and intermediaries that hold a trust interest on behalf of or for the account of a beneficial owner or any representative or agent of a trust interest holder of fixed investment trusts that are classified as widely-held fixed investment trusts. These reporting requirements provide for the dissemination of trust tax information by the trustee to intermediaries who are ultimately responsible for reporting the investor-specific information through Form 1099 to the trust unitholders and the IRS. Every trustee or intermediary that is required to file a Form 1099 for a trust unitholder must furnish to the trust unitholder a written tax information statement that is in support of the amounts as reported on the applicable Form 1099. Any generic tax information provided by the trustee of the trust is intended to be used only to assist trust unitholders in the preparation of their federal and state income tax returns.

Direct Taxation of Trust Unitholders

Because the trust is treated as a grantor trust for U.S. federal income tax purposes, trust unitholders are treated for such purposes as owning a direct interest in the assets of the trust. Each trust unitholder is taxed directly on its pro rata share of the income and gain attributable to the assets of the trust and is entitled to claim its pro rata share of the deductions and expenses attributable to the assets of the trust (subject to certain limitations discussed below). Information returns are filed as required by the widely-held fixed investment trust rules, reporting to the trust unitholders all items of income, gain, loss, deduction and credit, which are allocated based on record ownership on the monthly record dates and must be included in the tax returns of the trust unitholders. Income, gain, loss, deduction and credits attributable to the assets of the trust are taken into account by trust unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the trust.

Following the end of each month, the trustee determines the amount of funds available as of the end of such month for distribution to the trust unitholders and makes distributions of available funds, if any, to the trust unitholders on or before the 10th business day after the record date, which is generally the last business day of each calendar month. In certain circumstances, however, a trust unitholder will not receive a distribution of cash attributable to the income from a given month. For example, if the trustee establishes a reserve or borrows money to satisfy liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the trust unitholder, even though that cash is not distributed to it.

As described above, the trust allocates items of income, gain, loss, deductions and credits to trust unitholders based on record ownership on the monthly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the trust unitholders affected by the issue and result in an increase in the administrative expense of the trust in subsequent periods.

Tax Classification of the Net Profits Interest

In the opinion of Haynes and Boone, LLP for U.S. federal income tax purposes, the Net Profits Interest will be treated as a mineral royalty interest to the extent, at the time of its creation, the Net Profits Interest was reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.

Based on the annual reserve report, representations made by Boaz Energy regarding the expected economic life of the Underlying Properties and the expected duration of the Net Profits Interest, the Net Profits Interest will be treated as a continuing, non-operating economic interest in the nature of a royalty payable out of production from the mineral interests it burdens. Boaz Energy and the trust will continue to treat the Net Profits Interest as a mineral royalty interest for U.S. federal income tax purposes.

Tax Consequences to U.S. Trust Unitholders

Royalty Income and Depletion

The payments out of production that are received by the trust in respect of the Net Profits Interest should be treated as ordinary income. Trust unitholders should be entitled to deductions for the greater of either cost depletion or (if allowable) percentage depletion with respect to such income. Although the Code requires each trust unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the Underlying Properties for depletion and other purposes, the trust furnishes each of the trust unitholders with information relating to this computation for U.S. federal income tax purposes. Each trust unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the Underlying Properties for depletion and other purposes.

Percentage depletion is generally available with respect to trust unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. In general, percentage depletion is calculated as an amount equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the trust unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the trust unitholder from the property for each taxable year, computed without the depletion allowance. A trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the trust unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a trust unitholder’s total taxable income from all sources for the year, computed without the depletion allowance or certain loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the trust unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.

Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the trust unitholder’s allocable share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the trust unitholder’s share of the total adjusted tax basis in the property.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the trust unitholders. Further, because depletion is required to be computed separately by each trust unitholder and not by the trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the trust unitholders for any taxable year. The trust encourages each prospective trust unitholder to consult its tax advisor to determine whether percentage depletion would be available to it.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% (which is expected to rise to 39.6% for 2026 and subsequent years) and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on property held for investment for more than 12 months) of individuals is 20%.

In addition, a 3.8% Medicare contribution tax is imposed on certain investment income earned by individuals (generally, U.S. citizens and residents) and certain estates and trusts. For these purposes, investment income generally includes certain income derived from investments such as the trust units and gain realized by a trust unitholder from a sale of trust units. In the case of an individual, the tax is imposed on the lesser of (i) the trust unitholder’s net income from all investments and (ii) the amount by which the trust unitholder’s modified adjusted gross income exceeds $250,000 (if the trust unitholder is married and filing jointly or a surviving spouse), $125,000 (if the trust unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax is imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Disposition of Trust Units

For U.S. federal income tax purposes, a sale of trust units will be treated as a sale by the trust unitholder of interests in the assets of the trust. Generally, a trust unitholder will recognize gain or loss on a sale or other taxable disposition of trust units equal to the difference between the amount realized and the trust unitholder’s adjusted tax basis in the trust units sold. A trust unitholder’s adjusted tax basis in its trust units will be equal to the trust unitholder’s original purchase price for the trust units, reduced, but not below zero, by deductions for depletion claimed by the trust unitholder. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual will generally be capital gain, and will be long-term capital gain, which is generally subject to tax at preferential rates, if the trust units have been held for more than twelve months. The deductibility of capital losses is limited.

Upon the sale or other taxable disposition of trust units, a trust unitholder will be treated as having sold its share of the Net Profits Interest and must treat as ordinary income the depletion recapture amount, which is an amount equal to the lesser of (i) the gain on such sale or other taxable disposition and (ii) the sum of the prior depletion deductions taken with respect to the trust units, but not in excess of the initial tax basis of the trust units. In addition, the IRS could take the position that a portion of the sale proceeds is ordinary income to the extent of any undistributed accrued income that was allocable to the trust units at the time of sale.

Backup Withholding

Distributions of trust income generally will not be subject to backup withholding unless the trust unitholder is an individual or other noncorporate entity that fails to comply with specified reporting procedures.

Tax Treatment Upon Sale of the Net Profits Interest

The sale of the Net Profits Interest by the trust at or shortly after the date of dissolution of the trust will generally give rise to long-term capital gain or loss to the trust unitholders for U.S. federal income tax purposes, except that any gain will be taxed at ordinary income rates to the extent of depletion deductions that reduced the trust unitholder’s adjusted basis in the Net Profits Interest.

Trust Administrative Expenses

Expenses of the trust will include administrative expenses of the trustee. Certain miscellaneous itemized deductions are currently not deductible. Although these expenses will become deductible beginning in 2026, they may then be subject to general limitations on deductibility. Administrative expenses attributable to the trust units are miscellaneous itemized deductions that generally will have to be aggregated with an individual unitholder’s other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. In addition, the amount of otherwise allowable itemized deductions for an individual unitholder whose adjusted gross income exceeds a specified amount for a taxable year will be reduced by the lesser of (i) 3% of the unitholder’s adjusted gross income over a specified amount, and (ii) 80% of the amount of itemized deductions that are otherwise allowable for such year. It is anticipated that the amount of such administrative expenses will not be significant in relation to the trust’s income.

Tax Consequences to Non-U.S. Trust Unitholders

The following is a summary of certain material U.S. federal income tax consequences that will apply to non-U.S. trust unitholders. Non-U.S. trust unitholders should consult their independent tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to the Trust Units

A non-U.S. trust unitholder may be subject to federal withholding tax on its share of gross royalty income from the Net Profits Interest. Subject to the withholding requirements under FATCA (defined below), such income will be subject to U.S. federal withholding tax at a 30% rate unless (i) the non-U.S. trust unitholder is eligible for a lower rate under an applicable income tax treaty or (ii) the income is effectively connected with the non-U.S. trust unitholder’s conduct of a trade or business in the United States, and (iii) in either case, the non-U.S. trust unitholder provides appropriate certification. A non-U.S. trust unitholder generally can meet the certification requirement by providing an IRS Form W-8BEN or W-8BEN-E (with respect to a claim of treaty benefits) or an IRS W-8ECI (with respect to the non-U.S. trust unitholder’s conduct of a U.S. trade or business) to the applicable withholding agent.

If a non-U.S. trust unitholder is engaged in a trade or business in the United States, and if payments on or gain realized on a sale or other disposition of a trust unit are effectively connected with the conduct of this trade or business, the non-U.S. trust unitholder, although exempt from U.S. withholding tax if the appropriate certification is furnished, will generally be taxed in the same manner as a U.S. trust unitholder (see “— Tax Consequences to U.S. Trust Unitholders” above). Any such non-U.S. trust unitholder should consult its own tax advisers with respect to the tax consequences of the ownership of the trust units, including the possible imposition of a 30% branch profits tax in the case of a non-U.S. trust unitholder that is classified for U.S. federal income tax purposes as a corporation.

Sale or Other Taxable Disposition of Trust Units

The Net Profits Interest will be treated as a “United States real property interest” for U.S. federal income tax purposes. However, subject to the discussions below under “— Backup Withholding Tax and Information Reporting” and “— Additional Withholding Requirements under FATCA,” as long as the trust units are regularly traded on an established securities market, gain realized on the sale or other taxable disposition of a trust unit by a non-U.S. trust unitholder will be subject to U.S. federal income tax only if:

•	the gain is otherwise effectively connected with a trade or business conducted by the non-U.S. trust unitholder in the United States (and, in the case of an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. trust unitholder);

•	the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale or other taxable disposition; or

•	the non-U.S. trust unitholder owns currently, or owned at certain earlier times, directly, or by applying certain attribution rules, more than 5% of the trust units.

Gain realized by a non-U.S. trust unitholder upon the sale or other taxable disposition by the trust of all or any part of the Net Profits Interest will be subject to U.S. federal income tax, and distributions to the non-U.S. trust unitholder will be subject to withholding of U.S. federal income tax, currently at the rate of 21%, to the extent distributions are attributable to such gains.

Backup Withholding Tax and Information Reporting

Payments to non-U.S. trust unitholders and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. trust unitholder.

A non-U.S. trust unitholder may be subject to backup withholding tax, currently at a rate of 24%, with respect to payments from the trust and the proceeds from dispositions of trust units, unless such non-U.S. trust unitholder complies with certain certification requirements (usually satisfied by providing a duly completed IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. trust unitholder’s U.S. federal income tax liability, provided certain required information is provided to the IRS.

Tax Consequences to Tax Exempt Organizations

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Because the trust’s income is not expected to be unrelated business taxable income, such a tax-exempt organization is not expected to be taxed on income generated by ownership of trust units so long as neither the property held by the trust nor the trust units are treated as “debt-financed property” within the meaning of Section 514(b) of the Code. In general, trust property would be debt-financed property if the trust incurs debt to acquire the property or otherwise incurs or maintains a debt that would not have been incurred or maintained if the property had not been acquired. A trust unit would be debt-financed property if the trust unitholder incurs debt to acquire the trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including fixed or determinable annual or periodic gains, profits and income with respect to trust units (“FDAP Income”) if paid to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as specifically defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules.

While withholdable payments include the payment of gross proceeds from a disposition of trust units (“Gross Proceeds”), proposed Treasury Regulations provide that such payments of Gross Proceeds (other than amounts treated as FDAP Income) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

Under certain circumstances, a non-U.S. trust unitholder might be eligible for refunds or credits of such FATCA taxes. Non-U.S. trust unitholders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in trust units.

PROSPECTIVE INVESTORS IN TRUST UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST UNITS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL INCOME OR OTHER TAX LAWS.

STATE TAX CONSIDERATIONS

The following is a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are trust unitholders. No opinion of counsel has been requested or received with respect to the state tax consequences of an investment in trust units. The Net Profits Interest owned by the trust burdens specified oil and natural gas properties located in the state of Texas. Texas currently does not impose a personal income tax on individuals. However, Texas does impose a franchise tax at a rate of 0.75% on gross revenues less certain deductions, as specifically set forth in the Texas franchise tax statutes. Entities subject to tax generally include trusts unless otherwise exempt. Trusts that receive at least 90% of their U.S. federal gross income from designated passive sources, including royalties from mineral properties and other income from other non-operating mineral interests, and do not receive more than 10% of their income from operating an active trade or business, generally are exempt from the Texas franchise tax statutes as “passive entities.” While the trust is intended to be exempt from Texas franchise tax at the trust level as a passive entity, each trust unitholder that is considered a taxable entity under the Texas franchise tax would generally be required to include its portion of trust net income in its own Texas franchise tax computation.

Each trust unitholder should consult its own tax advisor regarding state tax requirements, if any, applicable to such person’s ownership of trust units.

SELLING TRUST UNITHOLDER

This prospectus relates to the offer and sale from time to time of up to 5,801,675 trust units by the unitholder identified in the table below, who we refer to in this prospectus as the “selling unitholder” and its transferees, pledgees, donees, assignees or other successors (each also a selling unitholder for purposes of this prospectus). The selling unitholder identified below may currently hold or acquire at any time trust units in addition to those registered hereby.

The selling unitholder acquired its trust units on May 4, 2018 in connection with the initial public offering of the trust units. The trust is registering the trust units described below pursuant to a registration rights agreement entered into between the trust and Boaz Energy in connection with the trust’s initial public offering. See “Description of the Trust Units—Registration Rights.”

The selling unitholder may sell all, some or none of the trust units covered by this prospectus. Please read “Plan of Distribution.” No such sales may occur unless the registration statement of which this prospectus forms a part is effective at the time the selling unitholder offers or sells such trust units.

The selling unitholder will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the selling unitholder as the seller of the trust units.

The following table provides information regarding the selling unitholder’s ownership of the trust units. For purposes of the table below, the information regarding trust units owned after the offering assumes the sale of all trust units offered by the selling unitholder and that the selling unitholder does not acquire any additional trust units. Boaz Energy is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

	Ownership of Trust Units Before Offering		Number of Trust Units	Ownership of Trust Units After Offering
Selling Trust Unitholder	Number	Percentage	Being Offered	Number	Percentage
Boaz Energy II, LLC	5,801,675	47.7%	5,801,675	—	0.0%

PLAN OF DISTRIBUTION

The trust is registering trust units to permit the resale of those trust units by Boaz Energy or any other selling unitholder from time to time after the date of this prospectus. The trust will not receive any of the proceeds from the sale by a selling unitholder of the trust units.

The trust units may be sold from time to time to purchasers:

•	directly by Boaz Energy and its successors, which includes its transferees, pledgees, assigns or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from Boaz Energy or the purchasers of the trust units.

Boaz Energy and any underwriters, broker-dealers or agents who participate in the distribution of the trust units may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the trust units by Boaz Energy and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If Boaz Energy is deemed to be an underwriter, it may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the trust units are sold through underwriters, broker-dealers or agents, the selling unitholder will be responsible for underwriting discounts or commissions or agent’s commissions.

The trust units may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected:

•	on any national securities exchange or quotation service on which the trust units may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;

•	through settlement of short sales;

•	through privately negotiated transactions; or

•	through any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the trust units or otherwise, Boaz Energy may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the trust units in the course of hedging their positions. Boaz Energy may also sell the trust units short and deliver trust units to close out short positions, or loan or pledge trust units to broker-dealers that, in turn, may sell the trust units.

Broker-dealers engaged by Boaz Energy may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from Boaz Energy (or, if any broker-dealer acts as agent for the purchaser of trust units, from the purchaser) in amounts to be negotiated. Boaz Energy does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Boaz Energy may from time to time pledge or grant a security interest in some or all of the trust units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the trust units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable rule under or provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.

Boaz Energy has informed the trust that there are currently no plans, arrangements or understandings between Boaz Energy and any underwriter, broker-dealer or agent regarding the sale of the trust units.

Because the Financial Industry Regulatory Authority (“FINRA”) views our trust units as interests in a direct participation program, any offering of trust units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

At the time a particular offering is made, a prospectus supplement will be distributed, if required, which will set forth the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The trust cannot be certain that Boaz Energy will sell any or all of the trust units pursuant to this prospectus. Further, the trust cannot assure you that Boaz Energy will not transfer, devise or gift the trust units by other means not described in this prospectus. In addition, trust units covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The trust units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the trust units may not be sold unless they have been registered or qualify for sale or an exemption from registration, or a qualification is available and complied with.

Boaz Energy and any other person participating in the sale of the trust units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the trust units by Boaz Energy and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the trust units and the ability of any person or entity to engage in market-making activities with respect to the trust units.

Boaz Energy will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by the selling unitholder as the seller of the trust units.

LEGAL MATTERS

Richards, Layton & Finger, P.A., as special Delaware counsel to the trust, will give a legal opinion as to the validity of the trust units. Haynes and Boone, LLP, Houston, Texas, counsel to Boaz Energy, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned “U.S. Federal Income Tax Considerations.” Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

Certain information included or incorporated by reference in this prospectus regarding the estimated quantities of reserves of the Underlying Properties and the Net Profits Interest owned by the trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

The financial statements of the trust incorporated in this prospectus by reference to the trust’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The trust is subject to the informational requirements of the Exchange Act, and, therefore, it files annual, quarterly and current reports and other information with the SEC. These filings are available to the public through the SEC’s website at www.sec.gov. You may also access the information the trust files electronically with the SEC through its website at www.permrock.com. The trust has not incorporated by reference into this prospectus the information included on, or linked from, its website, and you should not consider it to be a part of this prospectus.

The SEC allows the trust to “incorporate by reference” information that it files with the SEC, which means that the trust can disclose important information to you by referring you to documents previously filed with the SEC. The trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of the prospectus and before the completion of the offering of trust units under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Current Report on Form 8-K filed on April 6, 2022; and

•	the description of the trust units, which is contained in Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the trust’s filings with the SEC from the trust at no cost by writing or by telephoning the following address or telephone number:

PermRock Royalty Trust

c/o Simmons Bank, as Trustee

P.O. Box 470727

Fort Worth, Texas 76147

Attn: Ron E. Hooper

(855) 588-7839

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Registration fee		$4,222
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

The trust agreement provides that the trustee and its officers, agents and employees will be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the trust agreement. In this regard, the trustee will be liable only for its own fraud, gross negligence or willful misconduct and will not be liable for any act or omission of any agent or employee unless the trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The trustee is entitled to indemnification from the assets of the trust and will have a lien on the assets of the trust to secure it for the foregoing indemnification.

In connection with the preparation and filing of this registration statement, Boaz Energy will indemnify the trust and its agents from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. Boaz Energy will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the trust, which will be borne by the trust, and any underwriting discounts and commissions, which will be borne by Boaz Energy as the seller of the trust units.

Item 16.	Exhibits and Financial Statement Schedules.

(a)       Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1		Certificate of Trust of PermRock Royalty Trust (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed on April 6, 2018 (Registration No. 333-224191)).

3.2		Amended and Restated Trust Agreement of PermRock Royalty Trust, dated May 4, 2018, among Boaz Energy II, LLC, Wilmington Trust, National Association, as Delaware Trustee of PermRock Royalty Trust, and Simmons Bank, as Trustee of PermRock Royalty Trust (incorporated by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K, filed on May 8, 2018 (File No. 001-38472)).

5.1		Opinion of Richards, Layton & Finger, P.A. relating to the validity of the trust units.

5.2		Opinion of Haynes and Boone, LLP.

8.1		Opinion of Haynes and Boone, LLP relating to tax matters.

23.1		Consent of Weaver and Tidwell, L.L.P. — Austin, Texas office.

23.2		Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1).

23.3		Consent of Haynes and Boone, LLP (contained in Exhibit 5.2 and Exhibit 8.1).

23.4		Consent of Cawley, Gillespie & Associates, Inc.

107		Filing Fee Table.

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the trust.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘Calculation of Registration Fee’ table in the effective registration statement; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(a), (a)(1)(b) and (a)(1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

b.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	For purposes of determining any liability under the Securities Act of 1933:

a.	The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.	Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 28, 2022.

PERMROCK ROYALTY TRUST

By:	Simmons Bank, as Trustee

	By:	/s/ Ron E. Hooper
Ron E. Hooper
Senior Vice President